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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

              ACTERNA CORPORATION ANNOUNCES CLOSING OF AIRSHOW SALE
           AND SATISFACTION OF ALL CONDITIONS TO COMBINED CASH TENDER
                  OFFERS FOR OUTSTANDING NOTES OF ACTERNA LLC

         Germantown, MD, August 13, 2002 - Acterna Corporation (Nasdaq: ACTR) today announced the expiration of the cash tender offers for up to $155 million, on a combined basis, in principal amount of the outstanding 9 3/4 percent Senior Subordinated Notes due 2008 of Acterna. The tender offers, which were made by Acterna LLC (Acterna) and CD&R VI (Barbados), Ltd. (CD&R Barbados), and which were commenced on June 24, 2002, expired at 5:00 p.m. on Monday, August 12, 2002.

         Acterna announced today that the sale of its Airshow business to Rockwell Collins Inc. closed on Friday, August 9, 2002, and that all conditions to the tender offers have been satisfied. All Notes validly tendered with respect to the tender offers on or prior to their expiration at the close of business on August 12, 2002 will be accepted for payment. Acterna expects to close the tender offers on Wednesday, August 14, 2002.

         As of the close of business on August 12, 2002, $149,570,000 principal amount of the Notes had been validly tendered, representing Notes with an aggregate purchase price of approximately $32.9 million.

         Miller Buckfire Lewis & Co., LLC acted as the exclusive Dealer Manager for the tender offers.

         This press release does not constitute an offer to purchase the Notes. The tender offers are made solely by the Offers to Purchase.

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         About the Offerors

         Based in Germantown, Maryland, Acterna Corporation is the holding company for Acterna, da Vinci Systems and Itronix. Acterna is the world's second largest communications test and management company. The company offers instruments, systems, software and services used by service providers, equipment manufacturers and enterprise users to test and optimize performance of their optical transport, access, cable, data/IP and wireless networks and services. da Vinci Systems designs and markets video color correction systems to the video postproduction industry while Itronix sells ruggedized computing devices for field service applications to a range of industries. Additional information on Acterna is available at http://www.acterna.com.

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         CD&R Barbados is a Barbados company holding an International Business
Company license. All of the capital stock of CD&R Barbados is owned by Clayton, Dubilier & Rice Fund VI Limited Partnership, an affiliate of Acterna that is managed by Clayton, Dubilier & Rice, Inc.

         This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect Acterna's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors that could cause actual results to differ materially are described in Acterna's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

         Contacts

         Investor Contact: Maria Henry, Acterna Corporation, 301-353-1550, ext 1207

         Media Contact: Jim Monroe, Acterna Corporation, 301-353-1560, ext. 4366

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